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                                                                      Exhibit 15

May 1, 2001

PC Connection Inc. and Subsidiaries
Merrimack, New Hampshire

   We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PC Connection, Inc. and subsidiaries for the periods ended March 31, 2001 and 2000, as indicated in our report dated April 18, 2001; because we did not perform an audit, we expressed no opinion on that information.

   We are aware that our report referred to above, which will be included in your Quarterly Report on Form 10-Q for the quarter ended March 31, will be incorporated by reference in Registration Statement Nos. 333-40172, 333-69981, 333-50847, 333-50845, and 333-83943 of PC Connection, Inc. on Form S-8.

   We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Boston, Massachusetts